UNITED STATES
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2010

AMERICAN EXPRESS CREDIT CORPORATION (Exact name of registrant as specified in its charter)

Delaware	1-6908	11-1988350
(State or other jurisdiction of incorporation or	(Commission File Number)	(IRS Employer Identification No.)
organization)

One Christina Centre		19801-2919
301 North Walnut Street		(Zip Code)
Suite 1002
Wilmington, Delaware
(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 572-4944

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 25, 2010, the board of directors of American Express Credit Corporation (“Credco”), in consultation with Credco’s management, concluded that due to an error in the classification of cash flows pertaining to amounts due from affiliates, Credco will restate its previously issued Consolidated Statement of Cash Flows for the nine months ended September 30, 2009. Accordingly, Credco’s previously issued Consolidated Financial Statements included in its Quarterly Report on Form 10-Q for the period ended September 30, 2009, should no longer be relied upon. The restatement does not impact Credco’s previously reported overall net change in cash and cash equivalents in its Consolidated Statement of Cash Flows or Credco’s Consolidated Balance Sheet or Consolidated Statement of Income for the period presented.

The restatement is the result of the correction of an error in the classification of cash flows pertaining to amounts due from affiliates. The error resulted from an incorrect identification of cash flows between investing and operating activities from transactions between Credco and its affiliates. As a result, a cash outflow from investing activities was inadvertently recorded as a cash inflow, with an equal and off-setting error in cash flow from operating activities. The error resulted in an overstatement of cash from investing activities and an understatement of cash from operating activities of $3.9 billion. The error was identified by Credco’s management in the course of preparing the Consolidated Statement of Cash Flows for Credco’s 2009 Annual Report on Form 10-K, and brought immediately to the attention of Credco’s internal and external auditors. Credco’s board of directors and its management have discussed these matters with Credco’s independent registered public accounting firm.

Credco plans to file an amended Quarterly Report on Form 10-Q/A for the period ended September 30, 2009 today following the filing of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS CREDIT CORPORATION
(REGISTRANT)

By:	/s/ David L. Yowan

Name:	David L. Yowan
Title:	Chief Executive Officer

DATE: March 31, 2010